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                                                                   EXHIBIT 10.24

                               ALLIANCE AGREEMENT

                 PRODUCTION OPERATIONS AND MAINTENANCE SERVICES


         THIS AGREEMENT is made and entered into this the 4th day of June, 1998, by and between PRODUCTION MANAGEMENT CORPORATION, a Louisiana corporation, hereinafter referred to as "CONTRACTOR" and ENERGY PARTNERS, LTD., a Delaware corporation, hereinafter referred to as "OPERATOR" concerning its subject matter.

         WHEREAS, OPERATOR and CONTRACTOR desire to establish an Alliance Relationship under which CONTRACTOR shall supply certain services and materials and share its expertise with OPERATOR. The agreed scope and purpose of the alliance is to:

         o Establish a mutually-beneficial long-term relationship between the parties;

         o Develop a thorough understanding and awareness of each parties' needs, concerns and objectives;

         o Maximize the efficiencies of each parties' activities associated with OPERATOR'S producing properties.

         o Seek additional producing properties to increase the revenues and profits for both parties to this Alliance Agreement.

         In furtherance of the Alliance efforts, OPERATOR agrees that is shall endeavor to provide CONTRACTOR the opportunity to propose its services for each producing property that OPERATOR now has, or may acquire in the future, and CONTRACTOR agrees that it shall endeavor to provide its best pricing to OPERATOR for services which may be rendered hereunder.

         For and in consideration of the mutual promises and agreements herein set forth and in accordance with the following terms and conditions, OPERATOR and CONTRACTOR agree as follows:

1.0      CONTRACT DOCUMENTS AND WORK DESCRIPTION

         1.1 This Agreement and the documents identified below, said documents being attached hereto and made a part hereof or incorporated herein by reference for all purposes, including any and all modifications incorporated herein prior to execution of this Agreement, shall be collectively known as the "Contract Documents".

                  The above-referenced documents include:

                  Exhibit "A", Property Schedule, updated as needed Contractor's Accepted Proposal(s), to be incorporated and attached and numbered as Exhibits "B-1", "B-2", etc.


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                  Operator's Award of Contract Letter(s), to be incorporated and attached and numbered as Exhibits "C-1", "C-2", etc.
                  Exhibit "D", Insurance Requirements
                  Exhibit "E", Executive Order No. 11246 -- non-discrimination;
                      certificate of non-segregated facilities; and related federal contracting issues.

         1.2 The Contract Documents shall constitute the entire agreement between the parties hereto with respect to the matters covered hereby.

         1.3 The work is defined as production operations and maintenance services for OPERATOR'S properties scheduled on Exhibit A, attached. The CONTRACTOR shall furnish all labor, supervision, associated transportation and subsistence necessary to provide these services as per CONTRACTOR'S proposal. All work shall be performed in accordance with the Contract Documents, and CONTRACTOR'S quality of services shall be such that the operations will be those of a prudent operator.

         1.4 The CONTRACTOR warrants that he is familiar with the terms of the Contract Documents and is, therefore, apprised of the scope and description of the work in such derail that he may estimate his costs in connection with the performance thereof.

2.0      CONTRACTOR'S DUTIES AND OBLIGATIONS

         2.1      The CONTRACTOR shall perform the work as defined above.

         2.2 It is agreed that time is of the essence and the CONTRACTOR shall commence the performance of his duties within ten (10) days after receiving notification from the OPERATOR to commence with the work and shall proceed diligently thereafter. CONTRACTOR shall perform the work in a safe, good and workmanlike manner in accordance with industry standards and all applicable laws and regulations.

         2.3      The CONTRACTOR further warrants that:

                  2.3.1 He has fully acquainted himself with and knows of no reason why any physical or material factors would interrupt his diligent performance.

                  2.3.2 He is fully acquainted with the nature of the duties he hereby undertakes to perform in this Agreement and knows of no reason and anticipates no interruptions, whether by labor disputes or otherwise, which would prevent his diligently pursuing the work.

                  2.3.3 In the performance hereunder, CONTRACTOR is an independent contractor, the OPERATOR being interested only in the results obtained.


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                           The CONTRACTOR acknowledges that neither he nor any
                           of his employees are employees of the OPERATOR.

                  2.3.4 The actual performance and supervision of all work hereunder shall be by CONTRACTOR, but OPERATOR or its representatives shall have access to the operations to determine whether performance by CONTRACTOR is in accordance with all provisions of the Contract Documents.

                  2.3.5 CONTRACTOR shall pay and discharge all taxes, leinable claims, charges or other impositions imposed on CONTRACTOR and shall keep all properties free and clear of all liens and encumbrances arising from the activities of CONTRACTOR OPERATOR, at its option, may require lien waivers prior to full payment to CONTRACTOR, and may set off amounts payable to satisfy any liens or encumbrances arising from CONTRACTOR'S work.

3.0      INDEMNITY

         The CONTRACTOR and OPERATOR further agree that:

         3.1 For the purposes of the indemnity provisions set forth in this section, the term "CONTRACTOR GROUP" as used herein as a reference shall mean, individually and collectively, CONTRACTOR and the employees, agents, representatives, contractors and subcontractors of CONTRACTOR and the subrogees of said parties. Similarly, the term "OPERATOR GROUP" as used herein as a reference, shall mean, individually and collectively, OPERATOR and the employees, agents, representatives, contractors, and subcontractors of OPERATOR and the subrogees of said parties. It is also specifically understood and agreed that a contractor, supplier, or subcontractor furnishing any of the services and/or materials which are prescribed in this Agreement shall be deemed a member of the Group (CONTRACTOR GROUP or OPERATOR GROUP) of the party hereto who has or is charged with the responsibility for furnishing such services and/or materials under and in accordance with this Agreement. Solely for the purposes of the indemnity provisions set forth in this section, the negligent or willful acts or omissions of CONTRACTOR GROUP shall be imputed to CONTRACTOR, and the negligent or willful acts or omissions of OPERATOR GROUP shall be imputed to OPERATOR.

         3.2 CONTRACTOR agrees to protect, defend, indemnify and hold OPERATOR, its co-owners, contracting landowners, and joint owners/joint venture partners of oil, gas and/or other mineral leases, harmless from and against all claims, demands, damages, costs, expenses and causes of action of any and every type and character (collectively, "Claims"), without limit and without regard to the cause or causes thereof which are related in any way to performance by CONTRACTOR GROUP under this Agreement and which arise in favor of or are made by CONTRACTOR GROUP due to personal injury, death, or property damage, whether or not caused


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                  by the joint and/or concurrent negligance of OPERATOR GROUP or
                  CONTRACTOR GROUP, except however, to the extent any Claims result from the gross negligence or willful acts or omissions of OPERATOR GROUP.

                  OPERATOR agrees to protect, defend, indemnfy and hold CONTRACTOR safe and harmless from and against all Claims without limit and without regard to the cause or causes thereof which are related in any way to performance by OPERATOR GROUP under this Agreement and which arise in favor of or are made by OPERATOR GROUP due to personal injury, death, or property damage whether or not caused by the joint and/or concurrent negligence of OPERATOR GROUP or CONTRACTOR GROUP, except however, to the extent any Claims result from the gross negligence or willful acts or omissions of CONTRACTOR GROUP.

                  Notwithstanding the foregoing, CONTRACTOR'S obligation under this Paragraph 3.2 shall be limited to the amount of insurance coverage required under this Agreement pursuant to Exhibit "B", Insurance Requirements. Conversely, OPERATOR'S obligation under this Paragraph 3.2 shall be limited to ten million dollars ($10,000,000) per claim.

         3.3 CONTRACTOR agrees to protect, indemnify, and hold OPERATOR, its co-owners, contracting landowners, and joint operators/joint venture partners of oil, gas and/or other mineral leases; safe and harmless from and against all Claims of every kind and character on account of personal injury to, illness or death of, or loss of or damage to property of, third parties other than OPERATOR GROUP or CONTRACTOR GROUP where the personal injury, illness, death, or loss of or damage to property is related to performance by CONTRACTOR under this Agreement. CONTRACTOR'S obligation to defend and indemnify OPERATOR hereunder shall be limited to the same degree that the underlying cause of action results from the willful or negligent acts or omissions of CONTRACTOR. CONTRACTOR'S responsibility to OPERATOR for all such damages shall in all events be limited to the amount of insurance coverage required of CONTRACTOR in Exhibit "B" -- Insurance Requirements.

         3.4 OPERATOR and CONTRACTOR agree to defend each other, respectively, against all suits brought upon any claim, demand, or cause of action covered by their indemnity obligations, but each party shall have the right, at its option, to participate at its own expense with attorneys of its own selection in the defense of any such suits without releasing the other party of any indemnity obligation hereunder.

         3.5 CONTRACTOR GROUP shall not be liable to OPERATOR, co-operators, contracting landowners and joint operators/joint venture partners of oil, gas and/for other mineral leases for delays, curtailment of operations, deferred production, loss of product, process failures, loss of profits, well control expenses, reservoir damages, blowout and cratering damages, pollution damages caused by an


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                  uncontrolled flow of oil emanating from beneath the surface, or any other such consequential damages, howsoever caused, including that resulting from the sole and/or concurrent negligent acts or omissions of CONTRACTOR GROUP.

         3.6 Any action against CONTRACTOR by OPERATOR must be commenced within one year after notice to OPERATOR of the claim.

         3.7 CONTRACTOR shall assume all responsibility for, including control and removal of, and shall protect, defend and hold harmless OPERATOR from any and all Claims (as defined in Paragraph 3.2 above) for personal injury, death or property damage and including claims for response costs or actions or orders issued by governmental entities, claims for restitution, contribution or equitable indemnity and other claims, orders or notices of violation from federal, state or local agencies or courts, arising from pollution, contamination or other environmental conditions emanating from above the surface or non-compliance with law, order or regulation, to the extent caused by CONTRACTOR'S negligent act or omission, up to a maximum of $l million, and excluding wild well control and well blow-out claims, for which OPERATOR sha1l assume all responsibility, including control and removal and claims for response costs, or actions or orders issued by governmental entities, claims for restitution, contribution, or equitable indemnity and other claims, orders, or notices of violations from federal, state or local courts arising from pollution (surface and subsurface), contamination or other environmental conditions arising from a wild well or well blow-out.

         3.8 Both OPERATOR and CONTRACTOR acknowledge that certain State or Federal laws may act to bar, limit, or otherwise modify the indemnity provisions contained herein, and both OPERATOR and CONTRACTOR agree that in the event such law(s) should be determined to apply to this Agreement, then the indemnity provisions shall be deemed to be amended so as to comply with such applicable law. To the extent that the law of the State in which the work is performed, or, in instances where work is performed on the Federal Outer Continental Shelf, the laws of the adjoining State, are deemed not to apply to this Agreement, then the Federal Maritime Laws of the United States shall apply.

         3.9 It is acknowledged that from time to time during the performance by CONTRACTOR, its personnel may have their advice and assistance solicited by OPERATOR'S personnel in matters and relative to tasks which fall outside the Scope of Work covered by this Agreement. CONTRACTOR does not have adequate knowledge of, and lacks adequate control over, such unplanned and unanticipated advice and assistance; consequently, OPERATOR WILL INDEMNIFY AND HOLD CONTRACTOR HARMLESS FROM ALL DAMAGES, ACTIONS, PROCEDURES, CLAIMS AND DEMANDS BY REASON OF ANY SUCH ADVICE AND ASSISTANCE.


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         3.10     The terms and provisions of Subparagraphs 3.1 through 3.9 of this section shall be applicable only between OPERATOR and CONTRACTOR and do not create any affirmative rights in third parties or governments.

4.0      "FORCE MAJEURE"

         Neither party hereto shall be liable for damage to the other for any acts, omissions or circumstances occasioned by or in connection with, or as a consequence of, and the obligations of the parties shall be suspended during continuance of, any "force majeure" conditions, including but not limited to any acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, sabotage, wars, blockades, insurrections, riots, epidemics, lightning, landslides, earthquakes, floods, fires, arrests, restraints of rulers and peoples, civil disturbances, or the binding order of any court or governmental authority which has been resisted in good faith by all reasonable legal means, or any other cause, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension, and which, by the exercise of due diligence, such party is unable to prevent or overcome. Such causes or contingencies affecting the performance of this Agreement by the parties hereto, however, shall not relieve either party of liability in the event of its concurring negligence or in the event of its failure to use diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting the performance of this Agreement relieve any party of liability unless such party shall give notice and full particulars of the same in writing or by telegram to the other party as soon as possible after the occurrence relied upon, and like notice shall be given upon termination of such "force majeure" conditions.

5.0      COMPENSATION TO CONTRACTOR

         5.1 Base Compensation. The CONTRACTOR shall receive, as monthly compensation for the performance of his duties hereunder, the monthly sum on the basis of the Contractor's Accepted Proposal. All such invoices shall be sent directly to the OPERATOR at the end of each month services are provided unless the CONTRACTOR receives written notice from the OPERATOR with different instructions.

         5.2 Incentive Compensation. It is the intent of the OPERATOR that the CONTRACTOR shall be eligible to earn incentive payments over and above the Base Compensation provided for in Subparagraph 5.1, above.

                  The extent of incentive available, if any, and the manner of computation and method of payment shall be determined individually for each property operated under this Alliance Agreement.


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         5.3      The OPERATOR shall pay CONTRACTOR'S invoice within thirty (30)
                  days after the date of such invoice. In the event of a disputed invoice, OPERATOR agrees to pay the undisputed portions(s) of such invoice within thirty (30) days of receipt. All invoice amounts not paid by OPERATOR within thirty (30) days of the invoice date shall accrue interest at the rate of one and one-half percent (1 1/2%) per month until paid. Interest shall also accrue to disputed invoice amounts should the amounts be determined, either by agreement or arbitration, to be valid.

         5.4 CONTRACTOR acknowledges that payment of any funds or inspection of work by OPERATOR shall not constitute a waiver of acceptance of the work.

6.0      TERM

         This Alliance Agreement shall remain in full force and effect for a period of three (3) years from the date first written, provided, however, that this Agreement shall automatically renew for additional one (1) year periods unless either party hereto provides sixty (60) days prior written notice of its intent not to renew the Agreement. In the event that either party is in default of this Agreement during the sixty- (60) day notice period, then the automatic renewal provision herein shall be of no force and effect and this Agreement shall not renew.

7.0      TERMINATION OF WORK

         7.1 Nothing in the Contract Documents shall be construed so as to limit in any way the obligations that as stated, continue after completion and acceptance of Work or other termination of this Agreement, including the obligations of indemnity, insurance and warranty.

         7.2 Pursuant to Subparagraph 7.4, OPERATOR may terminate CONTRACTOR'S right to proceed with the Work, or any part thereof regardless of its stage of completion, or this Agreement, upon the occurrence of any of the following events enumerated in this Subparagraph 7.2 but only after CONTRACTOR has failed to cure any alleged default or condition after thirty (30) days' written notice from OPERATOR specifying the nature of such default:

                  a. CONTRACTOR'S failure to prosecute the Work or any portion thereof in a diligent, efficient, workmanlike, skillful and careful manner, or to reasonable satisfaction of OPERATOR, including CONTRACTOR'S refusal or neglect to supply a sufficiency of properly skilled workmen or materials of the proper quality or quantity.

                  b. CONTRACTOR'S failure to comply with any of the material terms of the Contract Documents;


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                  c.       The insolvency of CONTRACTOR; any assignment by
                           CONTRACTOR for the benefit of creditors; any admission by CONTRACTOR in writing of its inability to pay its debts generally as the same become due; or

                  d. The levy or attachment upon CONTRACTOR'S equipment which is not removed or contested within thirty (30) days.

         7.3 Should conditions arise that in the opinion of OPERATOR make it advisable or necessary to cease Work, OPERATOR may terminate the applicable Work Order and Scope of Work for its convenience (but not this Agreement) upon written notice to CONTRACTOR and CONTRACTOR shall perform an orderly and expedient close of the Work, which is in progress at that time. Such termination shall include the right to direct CONTRACTOR to complete any distinct phase of the Work, and to terminate all other Work associated with such Work Order. Any Work which may be recommenced as a new project after the termination of a Contractor Work Order pursuant to this Subparagraph 7.3 shall be subject to the provisions of Paragraph 8.0 below.

         7.4 Upon termination of the parties' obligations under this Paragraph 7.0, CONTRACTOR shall (i) take all steps necessary or advisable to close out the Work in progress in a safe and prudent manner, (ii) cease ordering materials or supplies to the extent permissible; and (iii) make every reasonably possible effort to procure cancellation of all existing orders upon terms satisfactory to OPERATOR. Upon such termination, it is agreed that the obligations of this Agreement shall continue as to Work already performed. It is further agreed that in the event of such termination, CONTRACTOR shall be entitled to be paid for its performance to the date of such termination. OPERATOR shall cooperate fully in such closeout. OPERATOR shall pay CONTRACTOR a prorated portion of a monthly Fixed Fee paid pursuant to Paragraph 5.0, prorated based upon the number of days worked in each month, plus all sums due and owing for Work completed, including that Work done during closeout. In addition, should the termination of Work occur under Subparagraphs 7.3, 7.5 or 7.6, OPERATOR shall pay to CONTRACTOR a penalty amount equal to the Fixed Fee for one month under the applicable Work Order and Scope of Work.

         7.5 Each of the following shall constitute an "Operator Event of Default," under which CONTRACTOR may terminate Work under a Work Order or this Agreement.

                  a. OPERATOR'S failure to pay an aggregate of $50,000 or more of undisputed invoices submitted by CONTRACTOR within thirty (30) days of receipt by OPERATOR;

                  b. OPERATOR'S failure to comply with any other material term of the Contract Documents following thirty (30) days' prior written notice from CONTRACTOR to OPERATOR specifying such non-compliance;


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                  c.       The filing of a lien or liens aggregating $100,000 or
                           more against any OPERATOR property by any party other than CONTRACTOR or its subcontractors which is not cancelled, released or bonded within thirty (30) days of date of written notice to OPERATOR of filing; or

                  d. The filing of a voluntary bankruptcy petition by or an involuntary bankruptcy petition against OPERATOR, any assignment by OPERATOR for the benefit of its creditors or any admission by OPERATOR in writing of its inability to pay its debts generally as they become due.

8.0      RIGHT OF FIRST REFUSAL

         8.1 Each party hereto recognizes that the other is bringing an expertise to the Alliance which the other party does not have. Each party hereto grants the other party a right of first refusal to act as an alliance partner in any project which, during the term of this Agreement, (i) would require their particular areas of expertise, which for CONTRACTOR only are specifically described above in Paragraph 1.3 of this Alliance Agreement; and (ii) take place in offshore or onshore Louisiana, Texas, Alabama or Mississippi.

         8.2 A party with a potential project subject to this mutual right of first refusal shall give the other party fifteen (15) days' written notice as to the nature and particulars of the project, with such details so as to permit the other party to make an informed decision whether or not to participate as an alliance partner in said project. Such party shall be permitted to inspect any facilities or platforms potentially involved, if permission may be secured by the owner of the facilities or platforms. Such notice shall also state whether a time frame shorter than fifteen (15) days will be required for a response, in which case the right of first refusal must be exercised prior to three full twenty-four (24) hour days before the time for response is due to the owner.

         8.3 Any material modification to a project which is later received by the offering party from the potential project owner after the other party to this Agreement has rejected the original project scope shall constitute a new proposal and shall require a new notice under this Paragraph 8.0. Once a potential project is so offered under this Paragraph 8.0 and is rejected by the other party, the originating party may utilize any company it deems prudent to perform the particular project.

         8.4 If a potential project is offered by a party hereto and such project is accepted by the receiving party, then the project shall so be awarded. The parties shall thereafter enter into a Work Order, a Contractor's Accepted Proposal and Qualifications and an Award of Contract Letter, so as to define the scope of the project and the agreed Contract Price (as defined in the General Conditions).


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         9.0      COMPETITIVE RATES

                  In exchange for the right of first refusal given by OPERATOR in Paragraph 8.0 above, CONTRACTOR shall offer its most competitive rates to OPERATOR on a "most-favored nations" basis for the Work to be provided under this Agreement. CONTRACTOR warrants its "best" prices are based upon the following factors: the Works' schedule, the number and skill level of the personnel required to perform the Work, the anticipated type and quantity of hydrocarbon production involved, the Work's location, the anticipated costs of goods and services to be obtained from third parties in connection with the Work, cost sharing opportunities with other projects of CONTRACTOR, the amount of due diligence CONTRACTOR has been permitted to perform for the Work prior to establishing a price, regulatory issues involved in the Work, the identity of the platform owners, whether OPERATOR anticipates using the platforms and facilities involved for additional exploration activities, the age and condition of the platforms and facilities involved, and other inherent dangers and difficulties associated with the Work.

        10.0      SUBCONTRACTORS

                  As soon as is practicable, and before awarding any subcontracts, the CONTRACTOR shall notify the OPERATOR in writing of the names of the subcontractors proposed and shall not employ any to whom the OPERATOR may have an objection. The CONTRACTOR agrees that he is as fully responsible to the OPERATOR for the acts, omissions and delivery dates of his subcontractors, and of persons either directly or indirectly employed by him, as he is of persons directly employed by him. The CONTRACTOR shall be responsible for the coordination of the trades, subcontractors, materials and men engaged in his work hereunder.

         11.0     EXCLUSION

                  Notwithstanding any other provision of the Contract Documents and regardless of whether recovery is sought under contract, warranty, tort, negligence, a deceptive trade practices act, strict liability or other legal theory, neither party shall be liable to the other party for and any indemnity hereunder shall not include any special, punitive, incidental, indirect, or consequential damages of any nature, including, but not limited to, loss of use, downtime, reservoir loss, loss of product, loss of operating supplies or loss of revenues, profits, or income.

        12.0      CONFIDENTIALITY

                  12.1 It is understood by CONTRACTOR that in the performance of the Work contemplated hereunder, CONTRACTOR may have access to information considered sensitive, proprietary, and/or confidential by OPERATOR. As additional consideration for the Alliance Agreement, CONTRACTOR agrees that unless prior written approval by an officer of OPERATOR is granted, it will not disclose to any person, other than to an officer of OPERATOR, any information disclosed to or acquired by CONTRACTOR in connection with the Contract Documents. CONTRACTOR further agrees that it will not use such information


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                           for purposes other than those contemplated by the
                           Contract Documents. Should any such sensitive, proprietary or confidential information be legally required to be disclosed, CONTRACTOR shall immediately notify OPERATOR of such requirement, the information potentially to be disclosed and provide a legal opinion stating the requirement of such disclosure. OPERATOR shall be given time to defend the disclosure of such information to the extent practicable.

                  12.2 It is understood by OPERATOR that in the performance of the Work contemplated hereunder, OPERATOR may have access to information considered sensitive, proprietary, and/or confidential by CONTRACTOR. As additional consideration for the Alliance Agreement, OPERATOR agrees that, unless prior written approval by an officer of CONTRACTOR is granted, it will not disclose to any person, other than to an officer of OPERATOR, any information disclosed to or acquired by OPERATOR in connection with the Contract Documents. OPERATOR further agrees that it will not use such information for purposes other than those contemplated by the Contract Documents. Should any such sensitive, proprietary or confidential information be legally required to be disclosed, OPERATOR shall immediately notify CONTRACTOR of such requirement, the information potentially to be disclosed and provide a legal opinion stating the requirement of such disclosure. CONTRACTOR shall be given time to defend the disclosure of such information to the extent practicable.

         13.0     MAINTENANCE OF RECORDS AND RIGHT OF AUDIT

                  CONTRACTOR shall maintain true and correct records pertaining to the Work performed hereunder, including on a daily basis the names of the employees, starting and ending times for each, travel time, the type of Work performed by each crew of employees, the materials used and other records which are subject to inspection hereunder for a period of two (2) years after the invoice date for the portion of the Work involved. OPERATOR may audit any books and records of CONTRACTOR relating directly or indirectly to work and services performed hereunder and the prices or rates charged therefor. The results of OPERATOR'S audits shell be kept confidential and may not be disclosed except as necessary to enforce OPERATOR'S rights under the Contract Documents or to comply with OPERATOR'S audit obligations to others. OPERATOR shall have no right to audit records of CONTRACTOR pertaining to CONTRACTOR'S other customers. CONTRACTOR agrees to modify this Paragraph 13.0 as necessary to satisfy any and all audit requirements placed upon OPERATOR (of which CONTRACTOR shall be provided a copy).

         14.0     STATUTORY EMPLOYER

                  In the event the laws of the State of Louisiana govern this Alliance Agreement, the parties agree as follows:

                  The work performed by CONTRACTOR pursuant to this Alliance Agreement is part of OPERATOR'S trade, business or occupation. As such, CONTRACTOR'S work constitutes an integral part of OPERATOR'S business necessary to generate


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                  OPERATOR'S goods, products and services. The parties recognize
                  OPERATOR as the statutory employer of CONTRACTOR'S employees; and

                  OPERATOR'S legal status as a statutory employer in no way effects the CONTRACTOR'S status as an independent contractor, nor does it give OPERATOR the right to direct or control the operations of the CONTRACTOR or its employees and agents, except as to the results to be obtained under this Alliance Agreement.

        15.0      LIMITATION OF LIABILITY

                  Nothing contained in the Contract Documents shall be construed or held to deprive the parties hereto of any right to claim limitation of liability against any third party plaintiff or libelant, but not as against OPERATOR in any claims, suits or libels brought by OPERATOR against CONTRACTOR or against OPERATOR for which CONTRACTOR has agreed to indemnify
                  OPERATOR herein, nor as against CONTRACTOR in any claims, suits or libels brought by CONTRACTOR against OPERATOR or against CONTRACTOR for which OPERATOR has agreed to indemnify CONTRACTOR herein.

         16.0     PRECEDENCE

                  The Contractor's Accepted Proposal and Qualifications take precedence over all other Contract Documents, except the Award of Contract Letter. The Award of Contract Letter takes precedence over all Contract Documents,

         17.0     NOTICES

                  All notices, statements, communications and monies, payable hereunder shall be forwarded to the parties hereto at the addresses specified below. Any party may, at any time, change its address by giving written notice of the change to the other party.


OPERATOR:      ENERGY PARTNERS, LTD.
               1100 POYDRAS STREET, SUITE 1850
               NEW ORLEANS, LA 70170

CONTRACTOR:    PRODUCTION MANAGEMENT CORPORATION
               2439 MANHATTAN BOULEVARD, SUITE 500
               HARVEY, LA 70058

         This agreement may be executed in counterparts, with all counterparts taken together having the same effect as if both parties had signed the same instrument.

     EXECUTED as of the day and year first above written.

Witnesseth:

                                         ENERGY PARTNERS, LTD.

                                         By:
----------------------------------           ----------------------------------
Witness

                                         Title:
----------------------------------             --------------------------------
Witness


                                         PRODUCTION MANAGEMENT
                                             CORPORATION

                                         By:
----------------------------------           ----------------------------------
Witness

                                         Title:
----------------------------------             --------------------------------
Witness


                                      -13-